EXHIBIT 99.1

MEDIA RELEASE

Royal Wolf completes acquisition of ContainerTech in New Zealand

Royal Wolf Holdings (ASX:RWH)  is pleased to announce that it has today completed the acquisition of the assets and businesses of ContainerTech Hire Ltd and ContainerTech Services Ltd, divisions of ContainerTech Group Ltd operating in New Zealand.

ContainerTech is in the business of providing rental, modification and sale of reefers, storage containers, containerised products and ground level offices.

The acquisition of this robust business will build on Royal Wolf’s market leadership position in New Zealand by adding our product range, business strategies and scale.

ContainerTech has a fleet of around 500 hire containers and the business will be earnings accretive from inception.

About Royal Wolf

Royal Wolf is Australasia’s largest provider of container solutions with 24 Customer Service Centres located throughout Australia & New Zealand and a hire fleet of 35,340 containers at 31 March 2012. Royal Wolf has 17 years of experience and a commitment to providing superior customer service. We offer over 90 container based designs with applications in portable storage, portable buildings, mining camps and freight containers. Royal Wolf was the recipient of Finance Asia’s “listing of the year 2011” after its May 31 2011 listing on the Australian Stock Exchange.